Earnings Supplement Q2 2022

2 Q2 2022 Financial Highlights Q2 2022 (1) See reconciliation of GAAP to non-GAAP financial measures on page 6 (2) Defined as Adj. EBITDA, minus CAPEX, +/- change in contract assets Q2 2021 Revenue $52.0 million $61.1 million Adj. EBITDA1 $34.0 million $46.1 million Adj. Operating Cash Flow2 $34.6 million $30.5 million Total Certs 44,531 46,408

3 $4.0  $7.8  $10.5  $9.5  $2.9  $6.4  $1.1  $4.0  ($3.0) ($3.0) ($0.3) ($3.6) Q1‐21 Q2‐21 Q3‐21 Q4‐21 Q1‐22 Q2‐22 $2.8 $5.1 Understanding Changes in Contract Assets and Profit Share Revenue In LTM period on a net basis, ~151% of Changes in Contract Asset Estimates Driven by Realized Portfolio Performance as Opposed to Changes in Prospective Estimates Prospective  Changes in  Assumptions Realized  Portfolio  Performance ($ in millions) Change in Contract Asset Estimates and Profit Share Revenue: $11.8 Lower than projected claims and severity of losses in historical periods drove positive  changes to contract asset estimates that in turn drive strong near‐term cash flows  $7.5 $6.5 $2.6

Q2 2022 Key Performance Indicators

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
Certs				
Credit Unions & Bank Certified Loans (Certs)	38,587	30,398	77,107	52,325
OEM Certs	5,944	16,010	11,368	27,401
Total Certs	**44,531**	**46,408**	**88,475**	**79,726**
Unit Economics				
Avg. Profit Share Revenue per Cert (1)	$ 591	$ 582	$ 588	$ 623
Avg. Program Fee Revenue per Cert	$ 466	$ 444	$ 457	$ 445
Originations				
Facilitated Loan Origination Volume *($ in 000)*	$ 1,293,525	$ 1,170,461	$ 2,475,898	$ 1,950,822
Average Loan Size	29,043	25,221	27,984	24,469
Channel Overview				
New Vehicle Certs as a % of Total	9.8%	16.9%	7.7%	16.5%
Used Vehicle Certs as a % of Total	90.2%	83.1%	92.3%	83.5%
Indirect Certs as a % of Total	51.7%	65.8%	48.8%	67.2%
Direct Certs as a % of Total	15.9%	15.6%	15.2%	16.1%
Refinance Certs as % of Total	32.4%	18.6%	36.0%	16.7%

(1) Represents average profit share revenue per certified loan originated in the period excluding the impact of profit share revenue recognized in the period associated with historical vintages. The profit share revenue impact related to change in estimates of historical vintages was $2.8 million and $11.8 million, for the six months ended June 30, 2022 and 2021, respectively. The profit share revenue impact related to change in estimates of historical vintages was $5.5 million and $16.9 million, for the six months ended June 30, 2022 and 2021, respectively.

4

5 Q2 2022 Financial Update ($ in 000) 2022 2021 2022 2021 Revenue Profit share 29,157$ 38,842$ 57,467$ 66,572$ Program fees 20,731 20,597 40,457 35,508 Claims administration and other service fees 2,156 1,686 4,188 3,053 Total revenue 52,044 61,125 102,112 105,133 Cost of services 5,085 4,140 9,873 7,502 Gross profit 46,959 56,985 92,239 97,631 Operating expenses General and administrative 7,968 8,381 15,450 16,593 Selling and marketing 3,994 2,954 7,727 5,351 Research and development 2,188 773 4,011 1,364 Total operating expenses 14,150 12,108 27,188 23,308 Operating income 32,809 44,877 65,051 74,323 Interest expense (1,124) (1,122) (1,927) (4,411) Interest income 22 58 47 142 Gain on extinguishment of tax receivable agreement (1) - 55,422 - 55,422 Loss on extinguishment of debt (2) - - - (8,778) Other expense - (2) - (133) Income before income taxes 31,707 99,233 63,171 116,565 Income tax expense 8,581 23,267 16,891 27,737 Net income 23,126$ 75,966$ 46,280$ 88,828$ (2) Reflects unamortized deferred financing costs that were written off in connection with the refinancing of our Term Loan due 2027 on March 19, 2021. (1) Reflects the gain recognized as a result of the early termination and settlement of the tax receivable agreement. Six Months Ended June 30, Three Months Ended June 30,

6 Adjusted EBITDA 2022 2021 2022 2021 Net income 23,126$ 75,966$ 46,280$ 88,828$ Non-GAAP adjustments: Interest expense 1,124 1,122 1,927 4,411 Income tax expense 8,581 23,267 16,891 27,737 Depreciation and amortization expense 226 196 447 389 Share-based compensation expense 988 927 2,269 1,628 Gain on extinguishment of tax receivable agreement (1) - (55,422) - (55,422) Loss on extinguishment of debt (2) - - - 8,778 Total adjustments 10,919 (29,910) 21,534 (12,479) Adjusted EBITDA 34,045 46,056 67,814 76,349 Total revenue 52,044$ 61,125$ 102,112$ 105,133$ Adjusted EBITDA margin 65% 75% 66% 73% Adjusted operating cash flows (3) Adjusted EBITDA 34,045$ 46,056$ 67,814$ 76,349$ CAPEX (178) (838) (364) (841) Decrease (increase) in contract assets 704 (14,715) 6,208 (22,591) Adjusted operating cash flows 34,571$ 30,503$ 73,658$ 52,917$ Three Months Ended June 30, (2) Reflects unamortized deferred financing costs that were written off in connection with the refinancing of our Term Loan due 2027 on March 19, 2021. (3) Adjusted operating cash flow is defined as Adjusted EBITDA, minus CAPEX, +/- change in contract assets. Six Months Ended June 30, (1) Reflects the gain recognized as a result of the early termination and settlement of the tax receivable agreement. Reconciliation of GAAP to Non-GAAP Financial Measures ($ in 000)

7 Total Current Share Count Shares In millions Total Shares Outstanding August 4, 2022 126.2 Treasury Shares 2.0 Total Shares Issued 128.2